Exhibit 99
                                                                      ----------


                                                                      [UAC Logo]

Union Acceptance Corporation
250 N. Shadeland Avenue
Indianapolis, IN  46219

August 1, 2001


Dear Fellow Shareholder,

This is my first year addressing the shareholders of Union Acceptance Corporation (UAC), so many of you will not know much about me. As a result, I thought that you might like to know that, like you, I am a shareholder of the Company, and therefore I think like an owner. I have been a shareholder of the Company for over three years and also participated in the recent rights offering. My children and family own shares as well. Over ninety-nine percent of the shares my family and I own were purchased for cash. So, from the outset, let me say that we are all sitting at the same table.

I would also like you to know that I operate on the principle that I will try to treat you like I would want to be treated if our roles were reversed. To that end, we will, as a company, try to do our level best to report to you in the most straight-forward, understandable manner we can about the operations of and prospects for the business. We will, however, not be too detailed in our reporting where we feel we possess a strategic, competitive advantage. We don't want our competition to learn too easily the lessons experience has taught us (sometimes at substantial cost to the Company).

The past year can best be described as a year of rising opportunity for the Company. This opportunity is a result of three major developments: the change in the nature of our industry; the state of the auto finance market and our position in it; and, most importantly, our own learning curve, which has significantly steepened as a result of initiatives begun some two years ago. These initiatives have received staunch backing from the board over the past several quarters.

I shall briefly describe each area of opportunity that we perceive. I shall then discuss what I believe are the main topics that shareholders need to be familiar with as it regards the ongoing operation of the business. These are our capital structure and plan, our risk-based pricing methods and what these methods are teaching us about our past portfolio pricing. Finally, I will briefly summarize significant events from fiscal 2001.

The Auto Finance Industry

As is generally well known, the auto finance industry has weathered a large shakeout over the past several years. In the mid-1990's, many firms jumped into the industry on the back of strong, historical industry earnings produced by various independent auto finance companies, a rising stock market and a very friendly environment for Initial Public Offerings ("IPO's"). The vast majority of these enterprises dissipated a substantial amount of capital in a failed attempt to create businesses with real value. Reasons for failure were many. Many were simply undercapitalized and pursued excessive growth rates that did not allow infrastructure (especially collections/servicing) to stay ahead of originations. Some had poor pricing models and some employed aggressive accounting assumptions that put a premium on current reported earnings driven by the misuse of accounting rules for determining gain on sale. Some of these competitors had cost structures that were out of line with the profitability potential of the business and, finally, some simply lacked a quality infrastructure. Worse than those that failed from poor business practice, however, were those companies that merely transferred wealth (from IPO investors to original owners/promoters) instead of creating it. This dissipation of capital continued over the past few years right up to the present in the auto leasing business, where overly optimistic residual value estimates created significant losses for many players in the industry.

As a result of this state of affairs, companies have continued to exit the auto finance industry while those companies focused on the prime sector are retreating into only the highest credit grades and new car financing. Many of these companies are of substantial size. The survivors of this carnage (among whom we number) now enjoy rational pricing. Furthermore, capital is reluctant to re-enter the auto finance arena. We believe, given the substantial amount of pain inflicted on owners during the later half of the 1990's, that capital will be slow to re-enter the industry to back new, unproven ventures. This, we believe, highly favors the surviving incumbents.

Further intensifying this confluence of events is the differing credit grades staked out by the surviving independent auto finance companies. Much of our competition is mainly camped out in credit grades below us with correspondingly higher coupons (we focus on prime and near-prime credits). This is logical, given their historical credit franchises and their corresponding cost structures. As a result, however, these major competitors have cost structures that make it more difficult for them to compete profitably in our chosen credit grades. This is so because the difference between our cost structure (measured by operating expense as a percent of managed assets) and theirs pretty much represents the bulk of the return on managed assets ("ROMA") we hope to earn on our business.

As far as we know, we are the lowest cost producer in our chosen credit grades. We believe that being the low cost producer in our chosen credit grades in combination with providing dealers with very good service represents a sustainable competitive advantage. Additionally, we think that the low cost producer in a very large market should do quite well over time. Now, I'll speak a bit more directly about the size of our market.

The Auto Finance Market and Our Position In It

We believe, based on data provided by CNWbyWeb and based on the credit grades in which UAC is a participant, that our market for new and used auto finance was approximately $200 billion in calendar year 2000. Going back thirteen years, the same source shows a compound annual growth rate (in our chosen credit grades) of over 4.5% in new car financings and over 7% in used car financings. Using our blend of new and used acquisitions, we calculate a market growth estimate for our credit grades over the last thirteen years of approximately 5.5%.

In calendar year 2000, UAC had total receivable acquisitions of $1.9 billion dollars, which represented less than one percent of our market. Using CNW historical growth rates and projecting out to 2005 and 2010, if UAC obtains a one percent market share, our acquisitions would total about $2.6 and $3.5 billion annually for 2005 and 2010. From our current market share, this would require a compound annual growth rate of a little over 6.25%. Our historical compound annual growth rate for acquisitions (calendar 1995 through 2000) has been 15.4%. The numbers really can get pretty large without very heroic assumptions. We believe we have a lot of "headspace" above us in our market -- room in which we can grow our market share. Our mission is to move up into that headspace over time with rational pricing as low cost producer.

Someone once asked one of the founders of Amway why he sold soap. His simple answer was that it was because people buy soap. He didn't want to try to sell consumers something they didn't need or want. This same basic tenet can be applied to the business of auto financing. If you work in the U.S.A., the odds are that you need an automobile for transportation. Most of us have to finance that purchase as it represents the first or second largest consumer purchase we make (second, perhaps, only to our home). Increasingly, over the past decade or so, used cars have become the vehicle of choice for many Americans. Approximately 75% of our receivable acquisitions are for used cars. That segment of the auto finance market, you'll remember, has been growing over 7% per year for the past thirteen years.

In summary, competition exploded in the mid-1990's only to sound a substantial retreat in the late stages of the decade up to the present. We are, we believe, the low cost producer in our chosen credit grades. Pricing has rationalized. Capital, we further believe, will be slow to back new ventures. We are, therefore, fairly upbeat about where we are positioned. We feel we can do very well over time. We like being in a business that sells something that most people need in a market that will let us price rationally with a cost structure that represents a competitive advantage. It's also an industry and market that we believe will allow us to build increasing scale over time.

Our Learning Curve

We possess a usable, relational database on our receivable acquisitions going back to 1992. Residing in that database is information on over $9.4 billion in acquisitions we have made over that time period representing over 630,000 consumers. When combined with appropriate analytical tools, we believe that database represents a distinct competitive weapon, especially when one considers that those receivable acquisitions are in just our chosen credit grades. We believe that no one else in the market possesses such information.

Now, that information is impressive but of little value if it is not analyzed for such things as expected losses or expected profitability or volatility of loss and profit, etc. We are now analyzing it for the keys to product pricing and loss estimation, among other things. We started this process by focusing on building analytical tools in April of 1999. We implemented initial risk-based pricing automation software in June of 2000 and enhanced our risk-based pricing models using more aggressive return on asset targets late in calendar 2000. We enhanced the risk-based pricing model again in May, June, and July of 2001.

We hope to continue to enhance our modeling on an ongoing basis. To that end, we formed a pricing committee in April of 2001. The committee meets twice a month and is supported by a separate risk management group under the auspices of our Chief Information Officer. From April through June of 2001, we have hired three post graduate level statisticians to support this effort and are currently searching for a senior level manager of risk-based pricing.

So, what does all this mean? It means we have been able to learn from our own receivable acquisitions, on an account level basis, what makes a profitable account and what doesn't. It allows us to understand where we have made our pricing mistakes in the past and what combinations of risk factors have caused good or bad results. We can then adjust the terms of our acquisitions and, ultimately, our valuation of our booked assets (read "retained interest") accordingly. Our learning curve on our own acquisitions has been very steep with the advent of our risk-based pricing tools. The results in new acquisitions over the past few quarters have been very encouraging. Congruently, our understanding of our portfolio of past acquisitions has grown immensely. We don't know everything there is to know, of course, but we are confident we are taking large strides in the right direction.

Now, let me shift gears a little and talk about the three topics I think are most important for you, our shareholder, to have familiarity with on an ongoing basis.

Our Capital Structure and Plan

Our goal is to be "well capitalized." We believe this is a prudent way to run a business, especially a financial business. Given our chosen credit grades and our understanding of the evolving world of financial institutions, we have defined "well capitalized" for ourselves as 8.0% equity to managed assets. Let me explain that a bit.

Managed assets include all the assets on our balance sheet plus all securitizations for which we hold the retained interest asset. We look at managed assets, which include our off balance sheet securitizations, because we retain significant credit risk on the securitized assets. A good proxy for managed assets therefore becomes our balance sheet plus our servicing portfolio less receivables held for sale and receivables serviced for others (the latter being a relatively small amount).

So, to do the math, take our June 30, 2001 balance sheet total assets of $397 million and add our total servicing portfolio (without receivables held for sale and receivables serviced for others) of $3.2 billion which equals managed assets at year-end of $3.6 billion. If you take our June 30, 2001 total shareholders' equity of $200 million and divide it by managed assets of $3.6 billion, you will see that we are currently at 5.6% equity to managed assets.

So, why aren't we at 8.0% like we want to be and how do we get there? I'll get to that, but first, let me tell you why we use managed assets and not managed receivables as our divisor. This is because we, like everyone else, must deploy non-interest earning assets in our business to operate (office equipment, offices, computers, furniture, office supplies etc.). Non-interest earning assets drag down return on assets ("ROA") and, therefore, return on equity ("ROE"). But you have to have them to operate. So, don't you want to know that your ROA and ROE take these required assets into account? We do. Furthermore, we have got to support all assets with equity, including non-interest earning assets. So, we look at equity to managed assets and return on managed assets or "ROMA." If we looked at equity to managed receivables and return on managed receivables we would be neglecting the role non-interest earning assets play in our business.

Now, back to 8.0% equity to managed assets. We raised, primarily via the rights offering, our ratio of equity capital to managed assets from 3.36% at March 31, 2001, to 5.61% at June 30, 2001. We did this with an eye to capital and liquidity needs over the next couple of years in conjunction with our operating plan, constrained by our desire to limit, as far as possible, dilution to the then current shareholders. In shorthand, our goal was to provide sufficient capital to support our operating plan and to position ourselves to earn our way to 8.0% equity to managed assets over the next several years so as to minimize current shareholder dilution. We don't want to periodically continue to raise more equity. Our goal is to grow our per share book value over time. We believe this is real wealth creation. We also want to do that at a minimum of 15.0% per year as a goal. If we are successful at compounding the per share book value of our equity at 15.0% per year over time, we will have a very valuable franchise. So, how do we get to 15.0% per year?

As a part of our risk-based pricing initiative, we have adjusted our receivable acquisition pricing to accommodate a minimum ROA per receivable acquisition of 1.5% (that's an after-tax return, by the way). If we can maintain that minimum pricing and we move equity to managed assets up to 8.0% via earnings, we should be able to reach our minimum ROE and ROMA goals. Obviously we can't promise these results, but it is our goal, and we think it is realistic.

Risk-Based Pricing

This is one area in which I will have to speak in more general terms as it involves the analysis of our proprietary database. Having said that, I will try to inform you, our shareholder, of our initiatives here.

Earlier I discussed how we have been analyzing our historical database of receivable acquisitions to learn about receivable performance and profitability. In this process, we are trying to ascertain the specific risk parameters and combinations of risk parameters that we want to obtain or avoid--or, perhaps most importantly, to price for. That is the crux of what we call "risk-based pricing" -- pricing the risk parameters and/or combinations of risk parameters that have a significant bearing on receivable performance. Now, if our database was small in numbers of acquisitions and only covered a couple of years, these results would be somewhat suspect. This would be due to what statisticians would call "thin data," or, not enough data. As I have mentioned, however, our database covers a large number of receivables and goes back to 1992. We believe that the results we can derive by properly analyzing the database are, therefore, quite "robust," or significant.

We now price every receivable acquisition using many inputs. We start with the cost of money, we add a unique servicing cost based on like receivables in our database, then we add various other acquisition costs, then we add a unique ROA requirement also based on like receivables in our database driven off our minimum ROMA requirements. Finally, we add a loss assumption also based on like receivables in our database. The sum is a particular minimum price for the receivable, based on our unique, substantial database, tailored to the characteristics of the receivable being acquired. We measure profit, loss expectation, volatility of return and many other factors based on multiple risk parameters unique to our credit grades and historical data. We are only at the beginning stages in this process, but the results over the past few quarters have been encouraging. We believe we have captured several first order risk parameters and are working to continuously test and verify those parameters and seek other significant, predictive inputs. We hope to increase the rate at which we iterate our risk parameter testing. The faster we do this and the longer we do it for will only increase our information distance from any would-be competitor. In combination with low cost producer status, we hope, as Warren Buffett might say, to increase the size of the "moat" around the business.

So, we are now pricing receivable acquisitions on an account level basis using robust, proprietary data on our chosen credit grades. Our goal is to continue to use our data to better price all salient risk parameters and the combinations of those parameters. This will be an ongoing endeavor and will, at some point, yield results that are increasingly marginal. However, the process of pricing any risk parameter should add to our information franchise. Additionally, the world continues to change, thus necessitating regular study. So we believe the results will be worth the effort. We will, however, always attempt to justify the costs of our analysis so that we are not wasting shareholder resources.

We are now in a position to review the retained interest asset in the same manner as we look at new acquisitions. Our purpose here is to better understand how those booked acquisitions will perform over time. We have, we believe, learned a great deal about our portfolio over the past several months.

Portfolio Pricing In Retrospect

The analysis and pricing tools I have been speaking about have been available at UAC, in working order, to various degrees for the past two or three quarters. As a result, receivable acquisitions made prior to this were booked without the benefit of risk-based pricing as we now practice it. In retrospect, we wish we had made investments in software and manpower to gather and analyze and apply the information sooner than we did. Perhaps if we had done so, we would have been able to project losses on our earlier acquisitions more accurately. Our fourth quarter results reflect the fact that we are adjusting the loss assumptions on several of our securitized pools. This occurs when we take "other than temporary impairments" on our retained interest asset. We have done this at year-end to a large extent as we have become convinced that our risk-based pricing tools are giving us better loss information on booked receivable acquisitions. While we can't predict losses with 100% accuracy, even with our new tools, we are currently comfortable that we have the loss expectation about right on our pools.

While we're on the subject of portfolio pricing, let me say a couple of things about where I believe we have gotten things right in valuing retained interest -- that accounting asset that appears on our balance sheet when we finance receivable acquisitions through securitizations. As a quick review, when we do a securitization, based upon our structure, GAAP requires us to recognize a gain on sale. Gain on sale is an income item that becomes our retained interest asset. This gain on sale is simply the present value of the interest strip we will receive over time as the receivables pay off. The three major assumptions that yield the net present value, or gain on sale, are credit loss assumptions, prepayment rates and the discount rate. As I have stated, projecting losses accurately and conservatively has been and will be a challenge for us--but we believe we are improving. Where we have been fairly right is in the prepayment and discount rate assumptions.

Looking in the rear view mirror, our assumptions on prepayments (i.e., receivables that pay off earlier than their respective maturity dates) have generally turned out to be on the conservative side. Some receivables have stayed on the books longer than we had anticipated, thereby giving the Company more income than we had assumed. Since the retained interest asset is a piece, or "strip," of receivable interest, the longer the underlying receivables remain outstanding, the greater the cash value of the interest "strip." Think of it this way: If you owned an 5% interest strip of an auto loan, would you rather get that 5% for one year or two years? If you're like us, you'd rather get it for two years.

The second area where I feel we have gotten it fairly right is the discount rate we use to book the initial retained interest asset. On new securitizations, we discount our expected cash flows at 900 basis points over the two-year US Treasury Note. We started this practice in the quarter ended June 30, 1999. This turns out to be a rate that generally exceeds the weighted average coupon rate of our securitization pools. We believe this is appropriate because the return volatility of an interest strip is greater than the return volatility of the underlying receivables.

It is easier to picture this concept by using the corporate bond market as a guide. If you look at a AAA rated bond versus a BBB rated bond, you will notice that the AAA bond has a significantly lower yield than the BBB bond. This is due, loosely, to the fact that the AAA bond has a much lower expected return volatility than the BBB bond. That's how the bond market prices itself. So, we figure, how can we price ourselves differently? We think this practice may be uncommon among securitizers, but we have a lot of company in the bond markets.

It is our goal to book our receivable acquisitions at an appropriate prepayment rate, loss assumption and discount rate. We won't be perfect. But we think we will get much better with our evolving risk-based pricing tools. We will not sacrifice what we believe are conservative assumptions in calculating gain on sale in favor of current income. Having said this, we will have some surprises from time to time. In the financial business, surprises are rarely pleasant. With risk-based pricing driven by ongoing learning, we hope to limit potential surprises, when they occur, to manageable levels. Now, let me make some comments on fiscal 2001.

Fiscal 2001 Significant Events

As you can see from our financials, we took a charge in the fourth quarter for what is termed "other than temporary impairments" on specific pools of receivable acquisitions that had been financed via securitizations. What this means, basically, is that we now believe that our loss estimates on these pools were too low causing our retained interest asset to be overvalued. Therefore, we reduced our retained interest asset (took an "other than temporary impairment") in the amount of $23.7 million before tax. Our net income for fiscal 2001, post-impairments, was, therefore, $4.2 million. Excluding all impairment charges for the year, our net income for fiscal 2001 would have been $23.3 million.

As I have mentioned, this represents the result of our past pricing methodology. We simply did not adequately price all of the risk parameters and combinations of risk parameters that affect the performance of our receivable acquisitions. We relied too heavily on credit scores without giving appropriate weight to other significant parameters of risk in our credit grades. We are in the process of rectifying this situation. The ability to now more accurately measure risk has enabled us to price more effectively on a going forward basis. It has also enabled us to more accurately measure the risk in the current portfolio. When we believe we can more accurately project portfolio performance, we will take the appropriate action which is, in this case, to record impairments. While we can't predict the future with 100% certainty, we do believe that the loss levels now embedded in the retained interest asset are about right. We will let you know on a regular basis of any changes in this belief.

You will notice that our volume fell precipitously in the fourth quarter. This is mainly due to two factors: risk-based pricing and capital constraints. I've spent a lot of time discussing risk-based pricing and will therefore refrain from repeating that discussion here. However, one thing I would add is that we consciously truncated the acquisition of receivables below a threshold credit score. We did this for a few reasons.

First, until we were satisfied that we were pricing first order risk parameters in an acceptable manner, we didn't want to add to our risk by exposing ourselves unduly to the lower end of our chosen credit grades. Secondly, we were operating with capital constraints (more on this shortly), so we wanted to err on the side of higher quality in our reduced volume. Thirdly, we were sensitive to the fact that an economic slowdown was long overdue and this, combined with a heightened incidence of bankruptcy filings, made us more cautious. (In anticipation of bankruptcy law changes pending in Congress, it appears folks are being encouraged to "beat the deadline" by filing early.) Finally, the market was giving us our minimum ROA on new receivable acquisitions at credit levels towards the upper end of our chosen credit grades, so there was no need to price the full range of credit in our sector at that time.

On the capital side, we encountered some unexpected turbulence. In the wake of near historic downward rate moves, we used over $21 million in cash in our hedging activities in fiscal 2001. This drain on cash heightened the Company's capital constraints. Of course, our hedging activities are offset by gains on the receivable acquisitions hedged. But the fact is that the receivables pay us over time, and margin calls are payable today. Therefore, it became necessary for the Company to slow down its receivable acquisitions until we could finalize and implement our capital plan. In hindsight, this confluence of events supported management's decision to go slow until we had the necessary confidence in our pricing tools.

A fundamental question from here is what receivable acquisition volume we expect going forward, now that our pricing discipline has changed. Certainly, we are having to re-educate some dealers on who we are, and this will take some time. Furthermore, we probably overtightened our underwriting in the fourth quarter due to our capital constraints. As a result, we encouraged our buyers to be too tight, and it will take a bit of time to get them back into a buying mode--albeit one with a new pricing basis. All things considered, it is the opinion of our Chief Credit Officer that we will still be able to make our origination goal for fiscal 2002 although we may not be as level on a month to month acquisition basis as we had planned. In any event, we are willing to trade some acquisition volume volatility for less ROMA volatility.

As a final topic for this year's letter, let me briefly address the rights offering. We were very pleased that we not only raised our targeted $80 million, but were able to expand the offering for an additional $8 million, thus raising a total of $88 million. We did this in an unusually inhospitable market for equity capital. We are grateful to all current and standby investors who heard our story and climbed on board with us.

You should be aware that the culmination of the rights offering has and will have a significant impact on the nature of the Company in a few ways. Of course there are the issues I discussed earlier about the Company becoming well capitalized over time with this being the first step. But there are some other issues as well.

Before the rights offering, the Company had 13.3 million total shares outstanding. This included 5.9 million shares of Class A common stock with one vote per share for board members and 7.4 million shares of Class B common stock with five votes per share for board members. After the rights offering, the Company now has 30.9 million total shares outstanding. It is anticipated that, after the November 2001 shareholders' meeting, all of the outstanding shares of stock in the Company will be Class A shares. This is because Mr. Waterfield, our majority Class B shareholder, has indicated that he will agree to an amendment converting the two existing classes of common stock to a single common class. Additionally, before the rights offering, the Company would have had $113 million in equity at fiscal year end (post impairments). Post the rights offering (and impairments), the Company has $200 million in equity capital.

What these factors add up to is a significantly changed company. We should no longer be viewed as a "semi-private" concern, but a full-fledged public company. This should give us some capital and financing flexibility.

I want to thank my fellow shareholders for sticking with the Company through its challenges in the past. We believe we have a franchise in the making, and we will report to you on the business in an open manner as the future unfolds.



/s/ Michael G. Stout
Michael G. Stout
Chairman of the Board of Directors
Union Acceptance Corporation

Forward Looking Information

This communication contains forward-looking statements regarding matters such as profitability, receivable pricing, delinquency and credit loss trends and estimates, valuation of future cash flows, recoveries of repossessed vehicles, receivable prepayment rates, receivable acquisitions and other issues. Readers are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, the difficulty inherent in predicting delinquency and credit loss rates, changes in acquisition volume, general economic conditions that affect consumer loan performance and consumer borrowing practices and bankruptcies and other important factors detailed in the Company's April 6, 2001 registration statement on Form S-2 and the Company's annual report on Form 10-K for the fiscal year ended June 30, 2000, both of which were filed with the Securities and Exchange Commission.